THIS 12% UNSECURED PROMISSORY NOTE (THE “12% PROMISSORY NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR THE SECURITIES LAWS OF ANY STATE. THIS 12% PROMISSORY NOTE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR DELIVERY TO RCI HOSPITALITY HOLDINGS, INC. OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO RCI HOSPITALITY HOLDINGS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

Original Issue Date:                          November 21, 2025
Original Principal Amount:                     $22,000,000.00

12% UNSECURED PROMISSORY NOTE

    FOR VALUE RECEIVED, RCI HOSPITALITY HOLDINGS, INC., a Texas corporation, having its principal place of business at 10737 Cutten Road, Houston, Texas 77066 (the “Company” or the “Maker”) promises to pay to the order of ADW Capital Partners, L.P., a Delaware limited partnership, or its registered assigns (the “Holder”), the principal sum of $22,000,000.00 (the “Original Principal Amount”) on such date as set forth in this 12% Unsecured Promissory Note (the “12% Promissory Note”) is required or permitted to be repaid as provided hereunder, whether by acceleration or otherwise, and to pay interest (computed on the basis of a 360 day year) on the unpaid principal balance of this 12% Promissory Note, from and after the date hereof until maturity, at the rate of 12% per annum.

This 12% Promissory Note is an unsecured obligation of the Company and is subject to the following additional provisions:

1.    Terms of this 12% Promissory Note.
1.1    Principal and Interest Payments. The Company shall pay to the Holder, in good funds, the Original Principal Amount and interest on this 12% Promissory Note in 23 equal monthly payments of principal and interest, in the amount of $1,000,000.00, payable in arrears, with the initial payment of principal and interest being due and payable on December 21, 2025, with each succeeding monthly payment being due and payable on the like day of each calendar month thereafter until November 21, 2027 (the “Maturity Date”), on which date the final payment of principal and accrued interest under this 12% Promissory Note will be due and payable in one lump sum payment. Notwithstanding the foregoing, (x) in the event the Company or any of its subsidiaries sells either (i) a real property asset or (ii) an operating subsidiary (including the sale of the securities of such subsidiary or the underlying assets of such subsidiary), the Company shall pay to the Holder as a prepayment of principal due under this 12% Promissory Note, 50% of any net cash received at the closing of such sale; or (y) in the event of any merger or change of control or similar transaction of the Company (including the sale of the securities of the Company or the direct or indirect sale of substantially all of the assets of the Company) the Company shall pay to the Holder the full amount of the outstanding principal balance and any interest due and outstanding under this 12% Promissory Note.

1.2    Payments. Payment of any sums due to the Holder under the terms of this 12% Promissory Note shall be made in United States Dollars by wire transfer as set forth herein. Payment shall be made at the address last appearing on the records of the Company as designated in writing by the Holder hereof from time to time. If any payment hereunder would otherwise become due and payable on a day on which banks are closed or permitted to be closed in Houston, Texas, such payment shall become due and payable on the next succeeding day on which banks are open and not permitted to be closed in Houston, Texas ("Business Day"). The forwarding of such funds shall constitute a payment of outstanding principal and/or interest hereunder and shall satisfy and discharge the liability for principal and/or interest on this 12% Promissory Note to the extent of the sum represented by such payment.

1.3    Prepayment. This 12% Promissory Note may be prepaid by the Company, in whole or in part, at any time without the prior consent of the Holder.
1.4    Waivers. Except as otherwise provided in this 12% Promissory Note, Maker waives presentment, demand, protest and notice of every kind whatsoever. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this 12% Promissory Note will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver of any provision of this 12% Promissory Note shall be made pursuant to the provisions of Section 3.2.
1.5    Conformance with Laws. Notwithstanding any other term of this 12% Promissory Note to the contrary, it is the intention of the Maker and the Holder to conform strictly to any applicable usury laws. Accordingly, if the Holder contracts for, charges or receives any consideration that constitutes interest in excess of the maximum rate permitted by applicable law (the “Maximum Rate”), then such excess will be canceled automatically and if previously paid will, at the Holder’s option, be applied to the outstanding principal amount under this 12% Promissory Note or refunded to the Maker. In determining whether any interest exceeds the Maximum Rate, such interest will, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the term of this 12% Promissory Note. All agreements made in this 12% Promissory Note are expressly limited so that in no event whatsoever, whether by reason of advancement of the proceeds of this 12% Promissory Note, acceleration of maturity of the unpaid balance of this 12% Promissory Note or otherwise, will the amount paid or agreed to be paid to the Holder for the use of the money advanced or to be advanced under this 12% Promissory Note exceed an amount calculated at the Maximum Rate. If any circumstances whatsoever, including the fulfillment of any provision of this 12% Promissory Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced by this 12% Promissory Note, will involve the payment of interest in excess of an amount calculated at the Maximum Rate, then, ipso facto, the obligation to pay interest under this 12% Promissory Note will be reduced to such amount. This Section 1.5 will control every other provision in any and all other agreements and instruments existing or hereafter arising between the Maker and the Holder with respect to the indebtedness evidenced by this 12% Promissory Note.
2.    Events of Default, Security and Remedies.
2.1    DEFAULT. Each of the following constitutes an event of default (“Event of Default”) under this 12% Promissory Note:
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(a)    Maker fails to make any principal or interest payment when due under this 12% Promissory Note;

(b)    Any representation or warranty made or deemed made by Maker in this 12% Promissory Note or in any certificate, report, notice, or statement furnished at any time in connection with this 12% Promissory Note is false or misleading in any material respect on the date when made or deemed to have been made;

(c)    Except as otherwise set forth herein, Maker shall fail to perform, observe, or comply with any covenant, agreement or term contained in this 12% Promissory Note;

(d)    Maker shall commence a voluntary proceeding seeking liquidation, reorganization, dissolution or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing;

(e)    An involuntary proceeding shall be commenced against Maker seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days after commencement; or

(f)    The declaration of an event of default under any other note obligation of the Company of $2,000,000 or more, which default is not cured within any applicable grace period.

2.2    Cure Provisions.

(a)    In the event of a default in payment as set forth in Section 2.1(a), such default may be cured if Maker cures the default within 14 days after the due date of any such payment.

(b)Except with respect to a default under Section 2.1(d) or Section 2.1(e) or a default in payment under Section 2.1(a) that is subject to the cure periods provided in Section 2.2(a) above, if any other default is curable, it may be cured if Maker, after receiving written notice from Holder demanding cure of such default: (i) cures the default within 20 Business Days; or (ii) if the cure requires more than 20 Business Days, immediately initiates steps which Holder deems in Holder’s
12% Unsecured Promissory Note – Page 3

discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical but in no event later than forty-five (45) Business Days.

1.3Default Interest. Maker agrees that if Maker shall default in the payment of any payment required hereunder, whether payment of principal or interest, the Maker promises to pay, on demand, interest on any such unpaid amounts, from the date the payment is due to the date of actual payment, at the rate (the “Default Rate”) of the lesser of (i) 15% per annum; and (ii) the maximum nonusurious rate permitted by applicable law.

2.4    Remedies. In case any one or more of the Events of Default specified in Section 2.1 has occurred, Holder will have the right to accelerate payment of the entire principal of, and all interest accrued on, this 12% Promissory Note, and, upon such acceleration, this 12% Promissory Note will thereupon become due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived, and the Maker will forthwith pay to the Holder the entire outstanding principal of, and interest accrued on, this 12% Promissory Note. If an Event of Default specified in Section 2.1(d) above occurs with respect to the Maker, all principal and accrued and unpaid interest thereon will be immediately due and payable on the 12% Promissory Note without any declaration or other act on the part of the Holder. The Holder may rescind such acceleration if the existing Event of Default has been cured or waived.
2.5    Attorney’s Fees; Expenses. Holder may hire an attorney to help collect this 12% Promissory Note if Maker does not pay, and Maker will pay all costs and expenses, including without limitation, reasonable attorney’s fees, which may be incurred by the Holder in collecting any amount due under this 12% Promissory Note.

3.    Miscellaneous.

3.1    Governing Law; Consent to Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this 12% Promissory Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the 12% Promissory Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state or federal courts sitting in Harris County, Texas (the “Harris County Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Harris County Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Harris County Courts, or that such Harris County Courts are improper or inconvenient venue for such proceeding.

3.2    Amendment and Waiver. Any waiver or amendment to this 12% Promissory Note shall be in writing signed by the Holder and the Maker. No failure on the part of the Holder
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to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right hereunder preclude any other or further exercise thereof or the exercise of any other rights. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

    3.3    Notices. Any notice, consent, or other communication required or permitted to be given under this 12% Promissory Note to the Maker or the Holder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or nationally recognized overnight air courier guaranteeing next day delivery as follows:

(a)If to Holder:    ADW Capital Partners, L.P.
        Attn: Adam Wyden
                    6431 Allison Road
        Miami Beach, Florida 33141

    (b)    If to Maker:    RCI Hospitality Holdings, Inc.
                        Attn: Eric Langan, President/CEO
                        10737 Cutten Road
                        Houston, Texas 77066

Any such notice, consent, or other communication shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, sent certified mail, return receipt requested, if mailed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next Business Day delivery. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

    3.4    Listing of Registered Holder of Note. This 12% Promissory Note will be registered as to the Original Principal Amount in the Holder’s name on the books of the Company at its principal office in Houston, Texas (the “Note Register”), after which no transfer hereof shall be valid unless made on the Company’s books at the office of the Company, by the Holder hereof, in person, or by attorney duly authorized in writing, and similarly noted hereon.

    3.5    Registered Holder Not Deemed a Stockholder.    No Holder, as such, of this 12% Promissory Note shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this 12% Promissory Note be construed to confer upon the Holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.

3.6    Restrictions Against Transfer or Assignment. This 12% Promissory Note may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of by the registered Holder hereof, in whole or in part, unless and until either (i) the 12% Promissory Note has been duly and effectively registered for resale under the Act and under any then applicable state securities laws; or (ii) the registered Holder delivers to the Company a written opinion
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acceptable to its counsel that an exemption from such registration requirements is then available with respect to any such proposed sale or disposition. The Company has the right, acting in good faith, to approve or disapprove such transfer, which shall not be unreasonably withheld, conditioned or delayed. Any transfer otherwise permissible hereunder shall be made only at the principal office of the Company upon surrender of this 12% Promissory Note for cancellation and upon the payment of any transfer tax or other government charge connected therewith, if any, and upon any such transfer a new 12% Promissory Note will be issued to the transferee in exchange therefor. The transferee of this 12% Promissory Note shall be bound by the provisions hereof. The register of the transfer of this 12% Promissory Note shall occur upon the delivery of this 12% Promissory Note, endorsed by the registered Holder or his duly authorized attorney, signature guaranteed, to the Company or its transfer agent. Each 12% Promissory Note instrument issued upon the transfer of this 12% Promissory Note shall have the restrictive legend contained herein conspicuously imprinted on it.
3.7    Entire Agreement. This 12% Promissory Note constitutes the entire agreement of the Maker and the Holder with respect to the subject matter contained in this 12% Promissory Note and supersedes all prior agreements and undertakings between the Maker and the Holder with respect to the transactions contemplated hereby. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for in this 12% Promissory Note.
3.8    Severability. If any term, provision, covenant, agreement or restriction of this 12% Promissory Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants, agreements and restrictions of this 12% Promissory Note will continue in full force and effect and will in no way be affected, impaired or invalidated.
[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, RCI Hospitality Holdings, Inc. has caused this 12% Unsecured Promissory Note to be duly executed in its corporate name by the manual signature of its President.

MAKER:

RCI Hospitality Holdings, Inc.,
a Texas Corporation

By:/s/ Eric Langan
Eric Langan, President

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